Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEMPHIRE THERAPEUTICS INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation, as amended, of GEMPHIRE THERAPEUTICS INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

ONE:                                        The Company was incorporated under the name Gemphire Therapeutics Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of the State of Delaware (the “Delaware Secretary”) on October 30, 2014.  The Certificate of Incorporation was amended by a Certificate of Amendment filed with the Delaware Secretary on December 9, 2014 and the Certificate of Incorporation was further amended by the First Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on March 31, 2015 (collectively, the “Certificate of Incorporation”).

TWO:  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation. The Certificate of Incorporation is hereby amended and restated to read as follows:

I.

The name of the Company is GEMPHIRE THERAPEUTICS INC.

II.

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 108 West 13th Street, City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the Company in the State of Delaware at such address is Business Filings Incorporated.

III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (“DGCL”).

IV.

A.                                    Upon the filing of this Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Delaware Secretary (the “Effective Time”), the total number of shares of all classes of capital stock which the Company shall have the authority to issue shall be twenty million (20,000,000) shares, consisting solely of: seventeen million six hundred and seventy-four thousand four hundred and nineteen (17,674,419) shares of common stock, par value $0.001 per share (the “Common Stock”), and two million three hundred and twenty-five thousand and five hundred and eight-one (2,325,581) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Two million three hundred and twenty-five thousand and five hundred and eight-one (2,325,581) shares of the Preferred Stock are designated as “Series A Preferred Stock” (the “Series A Preferred”).

B.                                    [Reserved]

C.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                 Series A Dividend.

(i)                                    From and after the date of issuance of any shares of Series A Preferred, dividends at a simple rate of eight percent (8%) per annum of the Series A Original Issue Price (as defined below) shall accrue on each outstanding share of the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series A Dividends”). The Series A Dividends shall accrue day to day, whether or not declared and shall be cumulative; provided, however, that the Series A Dividends shall be payable only upon the earliest to occur of (1) the date determined by the Board of Directors of the Company (the “Board”), (2) the liquidation, dissolution or winding-up of the Company (including a Deemed Liquidation Event (as defined below)) and (3) the conversion or redemption of at least a majority of the outstanding shares of the Series A Preferred (as applicable, the “Series A Dividend Payment Date”).  Subject to Subsection 1(a)(ii) of Article IV, Part C, below, the Series A Dividends shall be paid in cash.  Notwithstanding the foregoing, if the Board reasonably believes that the Company is not legally able to pay the Series A Dividends in cash on the Series A Dividend Payment Date, the Series A Dividend shall be paid in shares of the Common Stock at a price equal to the then-effective Series A Preferred Conversion Price (as defined below), with any fractional shares being rounded up to the next whole share.

(ii)                                Notwithstanding any other provision set forth herein, in the event the Series A Dividends are paid upon the conversion of the outstanding shares of the Series A Preferred in connection with the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (the “Act”)(the “Initial Public Offering”), the Company shall pay the Series A Dividends in shares of the Common Stock at a price equal to the then-effective Series A Preferred Conversion Price, with any fractional shares being rounded up to the next whole share.

(iii)                            The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the Common Stock payable in shares of the Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series A Preferred then outstanding shall first receive a dividend on each outstanding share of the Series A Preferred equal to the aggregate Series A Dividends then accrued on such share of the Series A Preferred and not previously paid.

(b)                                 Participation in Common Stock Dividends.  If the Board shall declare a dividend payable upon the then-outstanding shares of the Common Stock, in addition to any dividend payable pursuant to Subsection 1(a) of Article IV, Part C, above, the Board shall declare at the same time a dividend upon the then-outstanding shares of the Series A Preferred, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of the Series A Preferred as would have been payable on the largest number of whole shares of the Common Stock into which each share of the Series A Preferred held by each holder thereof had been converted if such shares of the Series A Preferred been converted to the Common Stock pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of the Common Stock entitled to receive such dividends.

2.                                      VOTING RIGHTS.

(a)                                 General Rights. Except as otherwise provided herein or in the Company’s bylaws, the Series A Preferred shall vote together with the Common Stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, but not limited to, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the Common Stock. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of the Common Stock into which such shares of the Series A Preferred are then convertible pursuant to Section 4 of Article IV, Part C hereof.

(b)                                 Separate Vote of the Series A Preferred.  For so long as any of the authorized shares of the Series A Preferred remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred, voting or consenting together as a separate class, shall be necessary for authorizing, effecting or validating the following actions:

(i)                                    issue or authorize any class or series of equity securities or equivalents (except pursuant to a management stock option plan approved by the Board of Directors);

(ii)                                effect any transaction that results in a change in control;

(iii)                            issue any convertible debt financing in excess of $1 million;

(iv)                             change the principal business of the Company, enter new lines of business, or exit the current line of business;

(v)                                 materially sell, transfer, license, pledge or encumber technology or intellectual property (ordinary business is excluded including geographic partnerships); or

(vi)                              increase the size of the option pool.

3.                                      LIQUIDATION RIGHTS.

(a)                                 Preferential Payments to the Holders of the Series A Preferred.  In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $2.15 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Series A Original Issue Price”), plus any Series A Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A Liquidation Preference”).  If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred the full amount to which they shall be entitled under this Subsection 3(a), the holders of shares of the Series A Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 Distribution of Remaining Assets.  In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of the Series A Liquidation Preference, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of the Common Stock and Series A Preferred, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to the Common Stock pursuant to the terms of this Restated Certificate immediately prior to such dissolution, liquidation or winding up of the Company.  The aggregate per share amount which a holder of a share of the Series A Preferred is entitled to receive under Subsections 3(a) and 3(b) is hereinafter referred to as the “Series A Liquidation Amount”.

(c)                                  Deemed Liquidation Events.

(i)                                    Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”, unless the holders of at least a majority of the then-outstanding shares of the Series A Preferred elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such event:

(A)                               a merger or consolidation in which the Company is a constituent party, or a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)                               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

(ii)                                Effecting a Deemed Liquidation Event.

(A)                               The Company shall not have the power to effect a Deemed Liquidation Event referred to in this Subsection 3(c)(i)(A)(1) unless the definitive agreement for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with the Subsections 3(a) - 3(b) above.

(B)                               In the event of a Deemed Liquidation Event referred to in Subsections 3(c)(i)(A)(2) and 3(c)(i)(B) above, if the Company does not effect a dissolution of the Company under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (1) the Company shall send a written notice to each holder of the Series A Preferred no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such shares of the Series A Preferred, and (2) if the holders of at least a majority of the then-outstanding shares of the Series A Preferred so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Company) together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of (1) the Series A Preferred at a per share price equal to the Series A Liquidation Amount.

(C)                               Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding clause, if the Available Proceeds are not sufficient to redeem all outstanding shares of the Series A Preferred, or if the Company does not have sufficient lawfully available funds to effect such redemption, the Company shall use such Available Proceeds (i) to first redeem the Series A Preferred to the fullest extent of such Available Proceeds or such lawfully available funds.  The Company shall then redeem any remaining shares of the Common Stock as soon as practicable after the Company has funds legally available therefor.  Prior to the distribution or redemption provided for in this Subsection 3(c)(ii)(C), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)                            Amount Deemed Paid or Distributed.  If the amount deemed paid or distributed under this Subsection 3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(A)                               For securities not subject to investment letters or other similar restrictions on free marketability,

(1)         if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction;

(2)         if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction; or

(3)         if there is no active public market, the value shall be the fair market value thereof, as determined by the Board acting in good faith.  In any such case, the Board shall notify each holder of shares of the Series A Preferred of its determination of the fair market value or allocation, as the case may be, of such consideration prior to payment or accepting receipt thereof.  If, within ten (10) days after receipt of such notice, the holders of not less than a majority of the shares of the Series A Preferred then outstanding shall notify the Board in writing of their objection to such determination, a determination of the fair market value of such consideration or allocation, as the case may be, shall be made by a nationally recognized independent investment banking firm acceptable to the Company and the holders of at least a majority of the shares of the Series A Preferred then outstanding.  If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Company and one of which shall be designated by the holders of at least a majority of the shares of the Series A Preferred then outstanding.  The Company shall bear the entire cost of the fees and expenses borne by the parties in such determination of such fair market value.

(B)                               The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as mutually determined by the Board and holders of at least a majority of the outstanding shares of the Series A Preferred) from the market value as determined pursuant to clause (1) above so as to reflect the approximate fair market value thereof.

(iv)                             Allocation of Escrow.  In the event of a Deemed Liquidation Event pursuant to the Subsection 3(c)(i)(A)(1) above, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies (the “Additional Consideration”), the Transaction Agreement shall provide that (1) the portion of such consideration that is not Additional Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with the Subsections 3(a) — 3(b) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (2) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with the Subsections above after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection 3(c)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4.                                      CONVERSION RIGHTS.

The holders of the Series A Preferred shall have the following rights with respect to conversion into shares of the Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Each share of the Series A Preferred may, at the option of the holder thereof, be converted by the holder thereof at any time into fully-paid and nonassessable shares of the Common Stock.  The number of shares of the Common Stock to which a holder of the Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate (as hereinafter defined) then in effect by the number of shares of the Series A Preferred being converted.

(b)                                 Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Preferred Conversion Price, calculated as provided in Subsection 4(c) below.

(c)                                  Conversion Price.  The conversion price for the Series A Preferred (the “Series A Preferred Conversion Price”) shall initially be the Series A Original Issue Price.  The Series A Preferred Conversion Price shall be adjusted from time to time after the Effective

Time in accordance with this Section 4 of Article IV.  All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(d)                                 Mechanics of Conversion.  Each holder of the Series A Preferred who desires to convert the same into shares of the Common Stock pursuant to this Subsection 4 of Article IV, Part C shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of the Series A Preferred being converted.  Thereupon, the Company shall promptly (but in no event more than five (5) business days after delivery of the notice required by the first sentence of this Subsection 4(d) issue and deliver at such office to such holder a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled and shall promptly pay (i) any unpaid Series A Dividends (whether or not declared) and any other declared and unpaid dividends on the shares of such Series A Preferred being converted in accordance with Subsection 1(a) of Article IV, Part C and (ii) in cash (at the Common Stock’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of the Common Stock otherwise issuable to any holder of the Series A Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Series A Preferred to be converted, and the person entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the Original Issue Date that the first share of the Series A Preferred is issued (the “Original Issue Date”), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Subsection 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Original Issue Date, the Company pays a dividend or other distribution on the Common Stock in additional shares of the Common Stock (excluding any shares of the capital stock issued in payment of the Series A Dividends), the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i)                                    The Series A Preferred Conversion Price shall be adjusted by multiplying the Series A Preferred Conversion Price then in effect by a fraction:

(A)                               the numerator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of the Common Stock issuable in payment of such dividend or distribution.

(ii)                                If the Company fixes a record date to determine which holders of the Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of the Common Stock shall be calculated immediately prior to the close of business on such record date.

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Subsection 4(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Deemed Liquidation Event or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 of Article IV, Part C), in any such event, each holder of the Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of the Common Stock into which such shares of the Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other stock, securities or property by the terms thereof.

(h)                                 Reorganizations, Mergers or Consolidations.  If at any time or from time to time on or after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than a Deemed Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4 of Article IV, Part C), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive, upon conversion of the Series A Preferred, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of the Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock, securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection 4 with respect to the rights of the holders of the Series A Preferred after the capital reorganization, merger or consolidation to the end that the provisions of this Subsection 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i)                                    Sale of Shares Below Series A Preferred Conversion Price.

(i)                                    Full Ratchet: If the Company’s next series of convertible Preferred Stock issued after the Series A Preferred (the “Next Preferred”) is sold for per share price less than the then-effective Series A Preferred Conversion Price, then the Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue, to the per share price of the Next Preferred.  For clarification purposes, this Subsection 4(i)(i) is only applicable to the issuance of the Next Preferred, and Subsection 4(i)(ii) shall apply to all other issuances of Additional Shares of Common Stock.

(ii)                                Weighted Average: At any time or from time to time after the Original Issue Date, the Company issues or sells Additional Shares of Common Stock (as hereinafter defined), which are not shares of the Next Preferred, and other than as a dividend or other distribution on the Common Stock in Additional Shares of the Common Stock, as provided in the Subsection 4(f) above, and other than a subdivision or combination of shares of the Common Stock (as provided in the Subsection 4(e) above), for an Effective Price (as hereinafter defined) less than the then-effective Series A Preferred Conversion Price, then the Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)                               the numerator of which shall be (i) the number of shares of the Common Stock Deemed Outstanding (as hereinafter defined) immediately prior to such issue or sale, plus (ii) the number of shares of the Common Stock which the Aggregate Consideration (as hereinafter defined) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then-effective Series A Preferred Conversion Price, and

(B)                               the denominator of which shall be (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (ii) the total number of Additional Shares of Common Stock so issued or deemed to be issued.

For purposes of the foregoing sentence “Common Stock Deemed Outstanding” means, as of any given date, the sum of (A) the number of shares of the Common Stock outstanding, (B) the number of shares of the Common Stock into which the then-outstanding shares of the Series A Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of the Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

Notwithstanding the provisions of this Subsection 4(i), no adjustment to the Series A Preferred Conversion Price shall be made pursuant to this Subsection 4(i) if, on or before the date of an issuance of sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series A Preferred Conversion Price then in effect, the holders of at least fifty percent (50%) of the outstanding shares of the Series A Preferred, voting or consenting as a separate class, waive the application of this Subsection 4(i) to the Series A Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale.

(iii)                            No adjustment shall be made to the Series A Preferred Conversion Price under this Subsection in an amount less than one cent ($0.01) per share.  Any adjustment otherwise required by this Subsection 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Preferred Conversion Price.

(iv)                             For the purpose of the adjustment required under Section 4(i) if (1) the Company issues or sells (x) Convertible Securities or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and (2) the Effective Price (as defined below) of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, however, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of any shares of the Series A Preferred.

(E)                               No readjustment pursuant to Subsection 4(i)(iii)(C) and 4(i)(iii)(D) shall have the effect of increasing the Series A Preferred Conversion Price to an amount which exceeds the lower of (1) the Series A Preferred Conversion Price on the original adjustment date or (2) the Series A Preferred Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(v)                                 As used in this Subsection and elsewhere in this Amended and Restated Certificate of Incorporation, capitalized terms shall have the following meanings:

(A)                               “Additional Shares of Common Stock” shall mean all shares of the Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) after the Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1)                                 shares of the Common Stock issued or issuable upon conversion of any shares of the Series A Preferred;

(2)                                 shares of the capital stock of the Company issued in payment of the Series A Dividends;

(3)                                 shares of the Common Stock, including options, warrants or other rights to purchase up to such number of shares of the Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Original Issue Date), issued, sold or granted after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by a majority of the members of the Board;

(4)                                 shares of the Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(5)                                 shares of the Common Stock or the Series A Preferred issued or issuable pursuant to the exercise of options, warrants or Convertible Securities outstanding as of the Effective Time;

(6)                                 shares of the Common Stock or Series A Preferred and/or options, warrants or other rights to purchase the Common Stock or the Series A Preferred issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by a majority of the members of the Board;

(7)         shares of the Common Stock or the Series A Preferred issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the members of the Board; and

(8)                                 any equity securities issued or issuable in connection with strategic transactions involving the Company and other entities approved by a majority of the members of the Board, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements.

(B)                               “Aggregate Consideration” shall: (1) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (3) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(C)                               “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares of the Common Stock, but excluding Options.

(D)                               “Effective Price” means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Subsection 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Subsection 4(i), for such Additional Shares of Common Stock.

(E)                               “Option” means outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j)                                    Multiple Closing Dates.  In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Preferred Conversion Price pursuant to the terms of Subsection 4(i), then, upon the final such issuance, the Series A Preferred Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(k)                                 Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of the Common Stock or other securities issuable upon conversion of the Series A Preferred, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Effective Price of any such Additional Shares of Common Stock, (iii) the Series A Preferred Conversion Price for the Series A Preferred, at the time in effect, (iv) the number of Additional Shares of Common Stock and (v) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

(l)                                    Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Liquidation Event or other capital reorganization of the Company, any stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities (each, a “Recapitalization Event”), any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of the Series A Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of the Common Stock (or other securities) shall be entitled to exchange their shares of the Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up.

(m)                             Automatic Conversion.

(i)                                    Either (A) upon the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Preferred; or (B) immediately prior to the closing of a firmly underwritten initial public offering (involving the listing of the Company’s Common Stock on a U.S. national securities exchange or the NASDAQ stock market) pursuant to an effective registration statement under the Act, covering the offer and sale of the Common Stock for the account of the Company at a price of (1) at least one and five-tenths (1.5) times the Series A Original Issue Price; and in which the net cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000) (the “Qualified Initial Public Offering”) (the time immediately prior to such closing or the date and time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”), (1) all outstanding shares of the Series A Preferred shall automatically be converted into shares of the Common Stock, at the then-effective Series A Preferred Conversion Price, and (2) such shares may not be reissued by the Company.  Upon such automatic conversion, any unpaid Series A Dividends and any other accrued and unpaid dividends on the Series A Preferred shall be paid in accordance with the provisions of Subsection 4(d).

(ii)                                The Company shall send to all holders of record of shares of the Series A Preferred written notice of the Automatic Conversion Time and the place designated for mandatory conversion of all such shares of the Series A Preferred pursuant to this Subsection 4(m).  The Company need not send such notice in advance of the occurrence of the Automatic Conversion Time.  Upon receipt of such notice, each holder of shares of the Series A Preferred shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and shall thereafter receive a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled pursuant to this Subsection 4(m).

(iii)                            All shares of the Series A Preferred shall, from and after the Automatic Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the holders thereof to receive shares of the Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.  Such converted shares of the Series A Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Series A Preferred accordingly.

(n)                                 Fractional Shares.  No fractional shares of the Common Stock shall be issued upon conversion of the Series A Preferred.  All shares of the Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company will round up to the next whole share.

(o)                                 Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.  If at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

(p)                                 Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of the Common Stock upon conversion of shares of the Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of the Common Stock in a name other than that in which the shares of the Series A Preferred so converted were registered.

5.                                      REDEMPTION.

(a)                                 At any time on or after December 31, 2020, the holders of at least eighty percent (80%) of the then-outstanding shares of the Series A Preferred, voting as a separate class, may require the Company, to the extent it may lawfully do so, to redeem all the outstanding shares of the Series A Preferred (the “Series A Redemption Election”).  The Company shall effect any such redemption in three (3) annual installments with the first to occur on the date sixty (60) days after the date on which the Company receives notice of the Series A

Redemption Election (each a “Redemption Date”), by paying in cash therefore a redemption price equal to the greater of:

(i)                                    150% of the Series A Liquidation Preference; or

(ii)                                the Fair Market Value of the Series A Preferred (as herein defined) per share plus all declared but unpaid Series A Dividends (the “Series A Redemption Price”).

(b)                                 On each Redemption Date, the Company shall pay the Series A Redemption Price to the holders of the Series A Preferred for each share of the Series A Preferred to be redeemed on such Redemption Date.

(c)                                  Shares subject to redemption pursuant to this Section 5 shall be redeemed from each holder of shares of the Series A Preferred on a pro rata basis, based on the total number of shares of the Series A Preferred.  If the Company does not have sufficient funds available to legally redeem all shares to be redeemed on such Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares of the Series A Preferred first pro rata (based on the portion of the Aggregate Redemption Price (as defined below) payable to them) to the extent possible, and then shall redeem the remaining shares of the Series A Preferred as soon as sufficient funds are legally available.

(d)                                 In the event that the Company fails or is unable under applicable law to pay the aggregate amount to be paid to all holders of the Series A Preferred upon the applicable Redemption Date (the “Aggregate Redemption Price”), the Company shall, at its sole cost and expense, engage an investment banking firm selected and approved by the Board to the end of selling the assets of the Company at the highest possible price for the purpose of paying any balance of the Aggregate Redemption Price.  The Company shall use commercially reasonable efforts to do so as soon as practicable.

(e)                                  On or prior to a Redemption Date, the Company shall deposit the Aggregate Redemption Price payable on such Redemption Date with a bank or trust company, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Series A Redemption Price for the shares to the holders of the Series A Preferred upon the surrender of their share certificates.  Any moneys deposited by the Company pursuant to this Subsection 5(e) for the redemption of shares thereafter converted into shares of the Common Stock pursuant to Subsection 4(a) above no later than the applicable Redemption Date, shall be returned to the Company forthwith upon such conversion.  The balance of any funds deposited by the Company pursuant to this Subsection 5(e) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(f)                                   On or after the applicable Redemption Date, each holder of shares of the Series A Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.  From and after each Redemption Date, unless there shall have been a default in payment of any of the Series A Redemption Price, or the Company is unable to pay the Series A Redemption Price payable upon such Redemption Date due to not having sufficient legally available funds, all rights of the holder of such shares as holder of the Series A Preferred (except the right to receive the Series A Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of the Series A Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of the Series A Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(g)                                 In the event the Company receives the Redemption Notice, the Conversion Rights (as defined in the Subsection 4 above) for such Series A Preferred shall terminate as to the shares designated for redemption at the close of business on each Redemption Date, unless default is made in payment of the Series A Redemption Price for the shares to be redeemed on such Redemption Date.

6.                                      NOTICES.  Any notice required by the provisions of this Article IV shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

7.                                      WAIVER.  Any of the rights, powers, preferences and other terms of the Series A Preferred set forth herein may be waived on behalf of all holders of the Series A Preferred by the affirmative written consent or vote of the holders of at least a majority of the shares of the Series A Preferred then outstanding.

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.                                      Relative Rights of Series A Preferred and Common Stock.  All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to and subordinate to those that may be fixed with respect to any shares of the Series A Preferred.

2.                                      Voting Rights.  Except as otherwise required by law or the Company’s certificate of incorporation, each holder of the Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Company for the election of directors and all matters submitted to a vote of stockholders of the Company.

Notwithstanding the provisions of Section 242(b)(2) of the DGCL, but without limitation of and subject to the provisions of Section 2 of Article IV, Part C hereof, the number of authorized shares of the Common Stock may be increased or decreased (but not below the number of shares of the Common Stock then outstanding) by the affirmative vote of the holders of at least a majority of the Common Stock and the Series A Preferred (voting together as a single class on an as-converted basis), and the holders of the Common Stock shall not be entitled to a separate class vote with respect thereto.

V.

A.                                    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B.                                    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided herein and in the Company’s bylaws.

B.                                    Election of directors need not be by written ballot unless the Bylaws of the Company so provide.

C.                                    The Board is expressly empowered to adopt, amend or repeal the bylaws of the Company in compliance with the bylaws of the Company.

VII.

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Company shall indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the

Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  No amendment or repeal of this Article VII shall apply to or adversely affect any right or protection of a director or officer of the Company with respect to any act or omission of such director occurring prior to such amendment or repeal.

VIII.

The Company reserves the right to amend or repeal any provision contained in the Company’s certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

* * * *

FOUR:                                This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:                                     This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company and was approved by written consent of the stockholders of the Company in accordance with the provisions of Section 228 of the DGCL.

SIGNATURE ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and CEO this 26 day of April, 2016.

GEMPHIRE THERAPEUTICS INC.

By:	/s/ Mina Sooch
Mina Sooch
Its: President and CEO

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF GEMPHIRE THERAPEUTICS INC.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:50 AM 04/27/2016
FILED 10:50 AM 04/27/2016
SR 20162603348 - File Number 5630769

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEMPHIRE THERAPEUTICS INC.

The undersigned officer of GEMPHIRE THERAPEUTICS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

1.                                      The Company was incorporated under the name Gemphire Therapeutics Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of the State of Delaware (the “Delaware Secretary”) on October 30, 2014.  The Certificate of Incorporation was amended by a Certificate of Amendment filed with the Delaware Secretary on December 9, 2014 and the Certificate of Incorporation was further amended by the First Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on March 31, 2015, and was further amended by the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on April 26, 2016 (collectively, the “Certificate of Incorporation”).

2.                                      That the Board of Directors of the Company has approved the following amendment to the Certificate of Incorporation:

“RESOLVED, that Paragraph B of Article IV. of the Certificate of Incorporation is deleted in its entirety and amended to read as follows:

“B.                                                                             Upon the filing of this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation with the Delaware Secretary (the “Effective Time”), every 3.119 shares of the Company’s Common Stock and Preferred Stock, issued and outstanding immediately prior to the Effective Time will be combined into and automatically, without any further action by the Company or the stockholders thereof, become one (1) validly issued, fully paid and non-assessable outstanding share of Common Stock and Preferred Stock, respectively, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No certificates representing fractional shares shall be issued in connection with the Reverse Stock Split.  All shares (including fractions thereof) issuable upon the Reverse Stock Split to a given holder with respect to Common Stock or Preferred Stock, as the case may be, shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share of Common Stock or Preferred Stock. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock or Preferred Stock, the Company shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock or Preferred Stock, as the case may be.  The Reverse Stock Split shall

1

occur automatically without any further action by the holders of Common Stock or Preferred Stock, and whether or not the certificates representing such shares have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock or Preferred Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

3.                                                   That the foregoing amendment was approved in accordance with Sections 242 and 245 of the DGCL.

4.                                                   The foregoing amendment shall be effective upon filing with the Delaware Secretary.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer, this 27th day of April, 2016.

GEMPHIRE THERAPEUTICS INC.

By:	/s/ Mina Sooch
Name:	Mina Sooch
Title:	Chief Executive Officer and President

2